Exhibit 99.1

FOR IMMEDIATE RELEASE
Nov. 8, 2004

Novell Settles One Antitrust Claim with Microsoft for $536 Million, Plans to File Suit on Second Claim

•   Novell and Microsoft settle potential lawsuit related to Novell's NetWare operating system for $536 million

•   Novell announces it will file antitrust lawsuit against Microsoft related to WordPerfect claims

WALTHAM, Mass. – Nov. 8, 2004 — Novell today announced an agreement with Microsoft to settle potential antitrust litigation related to Novell's NetWare operating system in exchange for $536 million in cash. Novell also announced that by the end of this week it will file an antitrust suit against Microsoft in the United States District Court in Utah seeking unspecified damages in connection with alleged harm to Novell's WordPerfect application software business in the mid-1990s.

Under terms of the settlement, in exchange for the cash payment, Novell has agreed to a general release of claims that it has as of the date of the agreement, with certain exclusions that include patent claims and claims associated with Novell's WordPerfect business. The agreement also includes a release by Microsoft of claims that would have been compulsory counterclaims to the NetWare claims asserted by Novell. Finally, Novell has agreed to withdraw its intervention in the European Commission's case with Microsoft.

“We are pleased that we have been able to resolve a portion of our pending legal issues with Microsoft,” said Joseph A. LaSala, Jr., Novell's senior vice president and general counsel. “This is a significant settlement, particularly since we were able to achieve our objectives without filing expensive litigation. While we have agreed to withdraw from the EU case, we think our involvement there has been useful, as it has assisted the European proceedings and facilitated a favorable settlement with Microsoft. With the EU case now on appeal, we are comfortable with our decision to withdraw from the proceeding. There is simply not much left for us to do.

“We regret that we cannot make a similar announcement regarding our antitrust claims associated with the WordPerfect business. We have had extensive discussions with Microsoft to resolve our differences, but despite our best efforts, we were unable to agree on acceptable terms. We intend to pursue our claims aggressively toward a goal of recovering fair and considerable value for the harm caused to Novell's business,” LaSala said.

The WordPerfect suit that Novell will file seeks unspecified damages arising from Microsoft's efforts to eliminate competition in the office productivity applications market during the time that Novell owned the WordPerfect word-processing application and the Quattro Pro spreadsheet application. The suit is based in part on facts proved by the United States Government in its successful antitrust case against Microsoft. In that suit, Microsoft was found to have unlawfully maintained a monopoly in the market for personal computer operating systems by eliminating competition in related markets.

Legal notice regarding forward looking statements

This press release includes statements that are not historical in nature and that may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits and synergies of the company's brands and strategies, future opportunities and the growth of the market for open source solutions. You should be aware that Novell's actual results could differ materially from those contained in the forward-looking statements, which are based on current expectations of Novell management and are subject to a number of risks and uncertainties, including, but not limited to, Novell's ability to integrate acquired operations and employees, Novell's success in executing its Linux strategies, Novell's ability to deliver on its one Net vision of the Internet, Novell's ability to take a competitive position in the Linux industry, business conditions and the general economy, market opportunities, potential new business strategies, competitive factors, sales and marketing execution, shifts in technologies or market demand and the other factors described in Novell's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2004. Novell disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About Novell

Novell, Inc. (Nasdaq: NOVL) is a leading provider of information solutions that deliver secure identity management (Novell Nsure™), Web application development (Novell exteNd™) and cross-platform networking services (Novell Nterprise™), all supported by strategic consulting and professional services (Novell NgageSM). Active in the open source community with its Ximian® and SUSE® LINUX brands, Novell provides a full range of Linux products and services for the enterprise, from the desktop to the server. Novell’s vision of one Net – a world without information boundaries – helps customers realize the value of their information securely and economically. For more information, call Novell’s Customer Response Center at (888) 321-4CRC (4272) or visit http://www.novell.com. Press should visit http://www.novell.com/pressroom.

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Press Contact:

Hal Thayer
Novell, Inc.
Phone: (781) 464-8480
E-mail: hal.thayer@novell.com